Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Gartner, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-104753, No. 333-127349, No. 333-160924, No. 333-176058, No. 333-200585, and No. 333-217347) on Form S-8 of Gartner, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Gartner, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10-K of Gartner, Inc.
/s/ KPMG LLP

New York, New York
February 22, 2019